AMENDMENT NO. 2

TO

SHARE PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 to Share Purchase Agreement ("Amendment No. 2") is entered into as of the 14 day of April, 2020, but made effective as of July 15, 2019, by and between WAVETECH GmbH, a German corporation (the "Company"), and SPECTRUM GLOBAL SOLUTIONS, INC., a Nevada corporation ("Buyer"), for the purpose of amending that certain Share Purchase Agreement between the parties dated as of July 15, 2019, as amended by Amendment No. 1 dated November 14, 2019 (the "Agreement").

In consideration of the mutual promises and covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2. Section 2.2 of the Agreement is hereby replaced with Section 2.2 set forth on Exhibit A attached hereto and by this reference made a part hereof.

3. Sections 6, 7 and 8 of the Certificate of Designation, Preferences, Rights and Other Rights of Series C Preferred Stock of Spectrum, set forth in Schedule 2.5 of the Agreement, are hereby replaced with Sections 6, 7 and 8 set forth on Exhibit B attached hereto and by this reference made a part hereof.

4. Except as modified herein, the Agreement remains in full force and effect.

(remainder of page intentionally left blank; signatures follow)

IN WITNESS WHEREOF and intending to be legally bound thereby, the Parties have executed this Amendment No. 2 as of the date first set forth above.

COMPANY:

WAVETECH GmbH

By: ______________________
Dag Valand, Managing Director

BUYER:

SPECTRUM GLOBAL SOLUTIONS, INC.

By: ______________________
Roger M. Ponder, Chairman and CEO

EXHIBIT A

2.2 Maximum SGSI Closing Shares.

(a) The purchase price payable by Buyer as consideration for the sale and transfer of 100% of the issued and outstanding WaveTech Shares and conversion of the Pre-Closing Notes shall be in shares of Series C Preferred Stock of Buyer, with the terms set forth in the Certificate of Designation, Preferences, Rights and Other Rights of Series C Preferred Stock of Spectrum Global Solutions, Inc. in the form attached as Schedule 2.2 (the "**SGSI Series C Preferred Stock**). At the Closing, the aggregate number of shares if SGSI Series C Preferred Stock issuable by Buyer to the holders of Pre-Closing Notes and the holders of WaveTech Shares shall not exceed 8,000,000 shares, with the shares issuable to the holders of Pre-Closing Notes being referred to herein as the "**Pre-Closing Note Shares**" and the balance being referred to as the "**Assignment Agreement Shares.**" Upon each issuance of Pre-Closing Note Shares and/or Assignment Agreement Shares, Buyer shall make an additional issuance of whole and fractional shares of SGSI Series C Preferred Stock to certain parties as designated by WaveTech, in an amount equal to 0.111111 share for each Pre-Closing Note Share and/or Assignment Agreement Share issued ("**Designee Shares**"). As a result, the aggregate number of Pre-Closing Note Shares, Assignment Agreement Shares and Designee Shares issuable at Closing shall not exceed 8,888,888 shares of SGSI Series C Preferred Stock (the "**Maximum SGSI Closing Shares**").

(b) Except as provided in Section 2.4(b), prior to the date the SGSI Series C Preferred Stock is to be converted into SGSI Common Shares (the "**Series C Conversion Date**"), the Buyer shall take all such action as may be necessary to ensure that the number of SGSI Common Shares issuable upon the conversion of the SGSI Series C Preferred Stock shall be not less than seventy-five percent (75%) (to be adjusted pro-rata based on the number of Assignment Agreements presented by the Company at Closing) of the SGSI Fully-Diluted Shares (defined below) as of the Series C Conversion Date (the "**Sellers' Assurance Percentage**"). As used herein, "**SGSI Fully-Diluted Shares**" means the total number of whole and fractional SGSI Common Shares that would be issued and outstanding on the Series C Conversion Date if all convertible Debt, convertible preferred stock, warrants, options and other convertible securities of SGSI outstanding as of the Series C Conversion Date, including the SGSI Series C Preferred Stock and the Series B Warrants, were converted and/or exercised in accordance with their respective terms as of the Series C Conversion Date, other than the sum of (i) the aggregate number of whole and fractional SGSI Common Shares issuable upon the conversion of Post-Closing Notes, and (ii) the aggregate number of whole and fractional SGSI Common Shares issuable upon the exercise of options to purchase SGSI Common Shares pursuant to the terms contained in Post-Closing Notes.

(c) For all purposes of this Agreement, including, without limitation, this Section 2.2 and Sections 2.3 and 2.4, the shares of SGSI Series C Preferred Stock issuable upon exercise of the Option Agreement dated _____, 2020 and filed under Notarial Deed No._____ (the "**Option Shares**") shall be deemed to be included in the Assignment Agreement Shares, and

the holder of such Option and Buyer shall be deemed to have executed an Assignment Agreement for purposes of Section 9.1(g).

EXHIBIT B

6. Conversion. On the second business day following the earlier of (i) the later of (A) April 30, 2020, or such later date as may be determined by the Board, and (B) a reverse split of the Common Stock, (ii) the listing of the Corporation on a national securities exchange and (iii) the six-month anniversary of the issuance of shares of Series C to such Holder (such earliest date, the "Series C Conversion Date"), without any further action, all outstanding shares of Series C shall automatically convert into an aggregate number of shares of Common Stock equal to $90,000,000 (the "Aggregate Value")/Strike Price (as defined below). Provided, however, if a Triggering Event (as defined below) occurs, the Aggregate Value shall be reduced by the amount of any Losses (as defined below). "Strike Price" shall mean the closing price per share of the Corporation's Common Stock on the trading day immediately preceding the Series C Conversion Date.

For purposes hereof, a "Triggering Event" shall include any liability arising from a breach by WaveTech GmbH, a corporation organized under the laws of the Republic of Germany ("WT") of any of its representations or warranties contained in that certain Share Purchase Agreement (the "SPA"), by and between the Corporation and WT. "Losses" shall have the meaning set forth in the SPA.

7. Adjustments to the Amount of Common Stock issued on Series C Conversion Date. If on the earlier of (a) the tenth (10th) business day prior to the listing of the Corporation on a national securities exchange ("Uplisting"), or (b) December 15, 2020, the aggregate value of the shares of Common Stock issued upon conversion of the Series C (the "Conversion Shares") is less than 95% of the aggregate value of the Conversion Shares on the Series C Conversion Date (such difference in value, the "First Value Differential"), then the Corporation shall make a pro-rata issuance of additional shares of Common Stock to each Holder in an aggregate amount equal to the First Value Differential (such additional shares, the "First True-Up Shares"). In the event (i) an Uplisting does not occur until sometime in 2021, and (ii) on such date in 2021 as the Board may determine, but in no event later than the tenth (10th) business day prior to the Uplisting (the "Second True-Up Date"), the aggregate value of the Conversion Shares as of the Second True-Up Date is less than 95% of the aggregate value of the Conversion Shares as of December 15, 2020 (such difference in value, the "Second Value Differential"), the Corporation shall, at the Board's discretion, make a pro-rata issuance of additional shares of Common Stock to each Holder in an aggregate amount equal to the Second Value Differential (such additional shares, the "Second True-Up Shares"). To the extent any shares of Series C are issued after the Series C Conversion Date, then the Holder(s) of such shares shall receive the same number of Conversion Shares such Holder(s) would have received had they held the Series C on the Series C Conversion Date.

8. Fundamental Transaction. If, at any time while shares of Series C are outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any (A) merger or

consolidation or (B) sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all the assets, of the Corporation or a majority of the subsidiaries of the Corporation (as measured by the revenues of such subsidiaries for the most recently completed fiscal year), with or into another person, (ii) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (iii) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than fifty percent (50%) of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, within five business days of the closing of such Fundamental Transation, all shares of Series C shall automatically, without any further action by the Corporation or Holder, convert, for each share of Common Stock that would have been issuable upon such conversion of the Series C immediately prior to the occurrence of such Fundamental Transaction, into the corresponding number of shares of common stock of the successor or acquiring corporation ("NewCo"). The Corporation shall deliver to the Holder in exchange for Series C a security of NewCo evidencing such common stock of NewCo.